                                                                   Exhibit 10.25


                              SUBLICENSE AGREEMENT
                 WITH RESPECT TO THE REGENTS' LICENSE AGREEMENT

                                     BETWEEN

                         PROGENICS PHARMACEUTICALS, INC.

                                       AND

                          BRISTOL-MYERS SQUIBB COMPANY

                                   DATED AS OF

                                 APRIL 15, 1997


[Note: Certain portions of this document have been marked "[XXX]" to indicate that confidentiality has been requested for this information. The confidential portions have been omitted and filed separately with the Securities and Exchange Commission.]

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.    DEFINITIONS ..........................................................  1
      1.1      "Affiliate" .................................................  1
      1.2      "BCG" .......................................................  2
      1.3      "Effective Date" ............................................  2
      1.4      "FDA" .......................................................  2
      1.5      "First Commercial Sale" .....................................  2
      1.6      "GD2" .......................................................  2
      1.7      "GM2" .......................................................  2
      1.8      "GMK Vaccine" ...............................................  2
      1.9      "Invention" .................................................  2
      1.10     "KLH" .......................................................  2
      1.11     "MGV Vaccine" ...............................................  2
      1.12     "Net Sales" .................................................  2
      1.13     "Party" .....................................................  3
      1.14     "Person" ....................................................  3
      1.15     "PLA" .......................................................  3
      1.16     "QS-21" .....................................................  3
      1.17     "Regents' Field" ............................................  3
      1.18     "Regents' Method" ...........................................  3
      1.19     "Regents' Patent Rights" ....................................  3
      1.20     "Regents' Product" ..........................................  3
      1.21     "Sub-sublicensee" ...........................................  4
      1.22     "Territory" .................................................  4
      1.23     "Third Party" ...............................................  4

2.    REPRESENTATIONS AND WARRANTIES OF PROGENICS ..........................  4
      2.1      Representations and Warranties ..............................  4

3.    GRANT OF RIGHTS ......................................................  4
      3.1      Sublicense Grant Under The Regents/PROGENICS License
               Agreement ...................................................  4
      3.2      Sublicense Rights ...........................................  5
      3.3      BMS Rights under The Regents/PROGENICS License
               Agreement ...................................................  6

4.    UPFRONT FEE; MILESTONE AND ROYALTY PAYMENTS ..........................  7
      4.1      Upfront Fee .................................................  7
      4.2      Milestone Payments Regarding GMK Vaccine ....................  7
      4.3      Milestone Payments Regarding MGV Vaccine ....................  8
      4.4      Royalty Payments ............................................  9
      4.5      Obligation to Pay Royalties .................................  9

5.    DILIGENCE OBLIGATIONS OF BMS ......................................... 10
      5.1      Commercialization ........................................... 10
      5.2      Governmental Approvals ...................................... 10
      5.3      Diligence Obligations ....................................... 10


                                       (i)

                                                                            Page
                                                                            ----

6.    PAYMENTS AND REPORTS ................................................. 11
      6.1      Reports; Payments ........................................... 11
      6.2      Mode of Payment; Taxes ...................................... 11
      6.3      Records Retention ........................................... 11
      6.4      Audit Request ............................................... 11
      6.5      Cost of Audit ............................................... 12
      6.6      No Non-Monetary Consideration for Sales ..................... 12
      6.7      Small Entity Status ......................................... 12

7.    PATENT FILING, PROSECUTION AND MAINTENANCE ........................... 12
      7.1      Patent Prosecution .......................................... 12
      7.2      Patent Costs ................................................ 13

8.    PATENT ENFORCEMENT AND INFRINGEMENT .................................. 13
      8.1      Patent Enforcement .......................................... 13

9.    TERM; TERMINATION .................................................... 14
      9.1      Term ........................................................ 14
      9.2      Breach by Either Party ...................................... 14
      9.3      Effect of Termination ....................................... 14
      9.4      Right to Sell Stock on Hand ................................. 15
      9.5      Termination of Sublicenses .................................. 15
      9.6      Accrued Rights; Surviving Obligations ....................... 15

10.   NON-ASSIGNABILITY .................................................... 16
      10.1     Non-Assignability ........................................... 16

11.   MISCELLANEOUS ........................................................ 16
      11.1     Relationship of Parties ..................................... 16
      11.2     Force Majeure ............................................... 16
      11.3     Further Actions ............................................. 16
      11.4     Notice ...................................................... 16
      11.5     Use of Name ................................................. 17
      11.6     Marking ..................................................... 17
      11.7     Costs and Expenses .......................................... 18
      11.8     Manufacture in United States ................................ 18
      11.9     Waiver ...................................................... 18
      11.10    Compliance with Law ......................................... 18
      11.11    Severability ................................................ 18
      11.12    Amendment ................................................... 18
      11.13    Governing Law ............................................... 19
      11.14    Arbitration ................................................. 19
      11.15    Counterparts ................................................ 19
      11.16    Descriptive Headings ........................................ 19


                                      (ii)

                              SUBLICENSE AGREEMENT
                WITH RESPECT TO THE REGENTS' LICENSE AGREEMENT

      THIS SUBLICENSE AGREEMENT WITH RESPECT TO THE REGENTS' LICENSE AGREEMENT (this "Agreement") is dated as of April 15, 1997 between Progenics Pharmaceuticals, Inc., a Delaware corporation, having offices at 777 Old Saw Mill River Road, Tarrytown, New York 10591 ("PROGENICS"), and Bristol-Myers Squibb Company, a Delaware corporation, having offices at P.O. Box 4000, Route 206 and Province Line Road, Princeton, New Jersey 08543-4000, for and on behalf of itself and its Affiliates ("BMS").

                             PRELIMINARY STATEMENTS

      A. PROGENICS has entered into a license agreement dated June 25, 1996 ("The Regents/PROGENICS License Agreement") with The Regents of The University of California, a California corporation ("The Regents") pursuant to which PROGENICS acquired a license to certain patent rights relating to vaccines relating to the treatment of human cancers.

      B. BMS is interested in obtaining a worldwide sublicense to formulate, manufacture, use and sell products using the patent rights and technology to which PROGENICS has acquired a license from The Regents, and PROGENICS wishes to grant such rights to BMS, pursuant to the terms and conditions set forth in this Agreement.

      C. It is anticipated that BMS, PROGENICS and The Regents will enter into a side letter agreement (the "Regents Letter Agreement") with respect to this Agreement and The Regents/PROGENICS License Agreement, and the rights and obligations of such parties hereunder and thereunder.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained in this Agreement, the Parties agree as follows:

1. DEFINITIONS.

      As used in this Agreement, the following terms will have those meanings set forth in this Section 1 unless the context dictates otherwise.

      1.1 "Affiliate", with respect to any Party, shall mean any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Party. For these purposes, "control" shall refer to the possession, directly or indirectly, of the power to direct the management or policies of a Person or to veto any material decision relating to the management or policies of a Person, in each case, whether through the ownership of equity participation, voting securities or beneficial interests, by contract, by agreement, or otherwise.

      1.2 "BCG" shall mean bacille Calmette et Guerin, a nonspecific immune stimulant (cow tuberculosis) vaccine.

      1.3 "Effective Date" shall mean the date first above written as the date of this Agreement.

      1.4 "FDA" shall mean the United States Food and Drug Administration, or the successor thereto.

      1.5 "First Commercial Sale" shall mean, in each country in the Territory, the date that the Regents' Product(s) are first sold, marketed or publicly made available for sale. Regents' Product(s) distributed or used for clinical trials or experimental purposes only shall not be considered sold, marketed or made publicly available and shall not establish the First Commercial Sale.

      1.6 "GD2" shall mean [XXX].

      1.7 "GM2" shall mean [XXX].

      1.8 "GMK Vaccine" shall mean that certain Regents' Product composed of GM2 conjugated to KLH and combined with QS-21.

      1.9 "Invention" shall mean that certain invention generally characterized as "Antigenic Compositions and Methods for Using Same" (U.S. Case No. 92-078-01) that was made in the course of research at the University of California, Los Angeles, by Reiko Irie, Tadashi Tai, Donald L. Morton, James C. Paulson and Leslie Cahan.

      1.10 "KLH" shall mean keyhole limpet hemocyanin.

      1.11 "MGV Vaccine" shall mean that certain Regents' Product composed of GM2 conjugated to KLH and combined with GD2 conjugated to KLH and further combined with QS-21.

      1.12 "Net Sales" shall mean the gross amount invoiced by BMS [XXX]

[XXX]. Such amounts shall be determined from the books and records of BMS, its Affiliates or Sub-sublicensees, maintained in accordance with the accounting principles used by such entity, consistently applied.

      1.13 "Party" shall mean PROGENICS or BMS and, when used in the plural, shall mean PROGENICS and BMS.

      1.14 "Person" shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or any agency or political subdivision thereof, or any organization which can exercise independent legal standing.

      1.15 "PLA" shall mean a Product License Application filed with the FDA.

      1.16 "QS-21" shall mean the [XXX].

      1.17 "Regents' Field" shall mean, and is limited to, the practice of the Regents' Patent Rights for the prevention or treatment of neoplastic human disease or the prevention or treatment of human cancer with any of the following: (i) GM2-KLH conjugated vaccines plus QS-21, or (ii) GD2-KLH conjugated vaccines plus QS-21, or (iii) GM2 attached to the surface of BCG, or
(iv) any combination of the above.

      1.18 "Regents' Method" shall mean any process or method which is covered by the Regents' Patent Rights or the use or practice of which would constitute an infringement of any claim within the Regents' Patent Rights.

      1.19 "Regents' Patent Rights" shall mean patent rights to any subject matter claimed in or covered by the patent entitled "Antigenic Compositions and Methods for Using Same," U.S. patent No. 4,557,931 (issued December 10, 1985), assigned to The Regents (UCLA Case No. LA92-078-01), including reissues and reexaminations. The Regents' Patent Rights shall include, without limitation, the Invention.

      1.20 "Regents' Product" shall mean any article, composition, apparatus, substance, chemical, or any other material covered by the Regents' Patent Rights or the manufacture, use or sale of which would constitute an infringement of any claim within the Regents' Patent Rights, or any service, article, composition, apparatus, chemical, substance, or any other material made, used, or sold utilizing or practicing a Regents' Method in the Regents' Field.

      1.21 "Sub-sublicensee" shall mean any Third Party sublicensed by BMS to make, have made, use, sell, or have sold any Regents' Product or to practice any Regents' Method.

      1.22 "Territory" shall mean all jurisdictions where the Regents' Patent Rights exist, from time to time.

      1.23 "Third Party" shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

2. REPRESENTATIONS AND WARRANTIES OF PROGENICS.

      2.1 Representations and Warranties. PROGENICS represents and warrants to BMS as of the Effective Date as follows:

            (a) The Regents/PROGENICS License Agreement is in full force and effect and has not been modified or amended;

            (b) To the best of PROGENICS's knowledge, neither The Regents nor PROGENICS is in default under, and neither party claims or has grounds upon which to claim the other party is in default under, The Regents/PROGENICS License Agreement;

            (c) To the best of PROGENICS's knowledge, the rights The Regents has licensed to PROGENICS pursuant to The Regents/PROGENICS License Agreement were not and are not subject to any restrictions or limitations except as set forth in The Regents/PROGENICS License Agreement;

            (d) To the best of PROGENICS's knowledge, the Regents has not accepted funding from any non-governmental parties which would diminish PROGENICS's rights to technology under The Regents/PROGENICS License Agreement; and

            (e) The milestones set forth in Sections 6.3(a) and 6.3(d) of The Regents/PROGENICS License Agreement have been fully satisfied by PROGENICS as of the Effective Date.

3. GRANT OF RIGHTS.

      3.1 Sublicense Grant Under The Regents/PROGENICS License Agreement.

            (a) Subject to the terms and conditions of this Agreement and the rights of The Regents under The Regents/PROGENICS License Agreement, PROGENICS hereby grants BMS an exclusive (even as to PROGENICS) sublicense, under The Regents License Agreement, to use the Regents' Patent Rights in the Territory, to make, have made, use, sell, have sold and offer to sell Regents' Products and to practice the Regents' Method in the Regents' Field.

            (b) The sublicense granted in this Section 3.1 shall be granted to Affiliates of BMS five days after receipt of written notification by PROGENICS.

            (c) The sublicense granted in Section 3.1(a) is subject to all the applicable provisions of any license to the United States Government executed by The Regents. The sublicense granted in Section 3.1(a) is subject to any overriding obligations to the United States Federal Government under 35 U.S.C. ss.ss.201-212.

            (d) BMS hereby acknowledges that the Regents have expressly reserved the right to use the Regents' Patent Rights and associated technology for educational, research and clinical purposes and for any other purpose that is not inconsistent with the rights granted to PROGENICS in The Regents/PROGENICS License Agreement.

      3.2 Sublicense Rights.

            (a) BMS shall have the right to grant sublicenses to its Affiliates of the sublicense granted to BMS herein, provided that: (i) BMS shall guarantee and be responsible for the making of all payments due, and the making of reports under this Agreement, by reason of sales of any Regents' Products by its Affiliates and their compliance with all applicable terms of this Agreement (including the applicable terms of The Regents/PROGENICS License Agreement); and
(ii) each Affiliate agrees in writing to keep books and records and permit PROGENICS to review such books and records pursuant to the relevant provisions and to observe all other applicable terms of this Agreement. No consent or approval of PROGENICS shall be required in connection with the granting of such sublicenses.

            (b) BMS shall have the right to grant sublicenses to Sub-sublicensees of the sublicense granted to BMS herein, except that BMS does not have the right to grant such sublicenses with respect to the United States, provided that: (i) PROGENICS shall have consented to such sublicense, which approval shall not be unreasonably withheld (it will be reasonable for PROGENICS to withhold consent if PROGENICS determines that the capabilities of the proposed Sub-sublicensee are not comparable to BMS's capabilities in the country or countries to be sublicensed); (ii) BMS shall guarantee and be responsible for the making of all payments due, and the making of reports under this Agreement, by reason of sales of any Regents' Products by its Sub-sublicensees and their compliance with all applicable terms of this Agreement (including the applicable terms of The Regents/PROGENICS License Agreement); and (iii) each Sub-sublicensee agrees in writing to keep books and records and permit PROGENICS to review such books and records pursuant to the relevant provisions and to observe all other applicable terms of this Agreement.

            (c) BMS hereby unconditionally guarantees the performance of any of its Affiliates and Sub-sublicensees hereunder. In the event of a breach by an Affiliate or Sub-sublicensee in the observance of applicable terms of this Agreement, PROGENICS shall be entitled to proceed against either such Affiliate or Sub-sublicensee or directly against BMS, as PROGENICS may determine in its sole discretion, to enforce this Agreement.

      3.3 BMS Rights under The Regents/PROGENICS License Agreement. PROGENICS agrees that, with respect to The Regents/PROGENICS License Agreement:

            (a) PROGENICS will diligently fulfill all of its obligations thereunder, to the extent such obligations have not been delegated to BMS;

            (b) PROGENICS shall not enter into any subsequent agreement with The Regents which modifies or amends The Regents/ PROGENICS License Agreement in a way which is deleterious to the rights of BMS under this Agreement;

            (c) PROGENICS shall not terminate The Regents/PROGENICS License Agreement, in whole or in part, directly or indirectly, without the prior written consent of BMS, which shall not be unreasonably withheld in the event that The Regents is in material default under the terms thereof at the time PROGENICS seeks to make such exercise;

            (d) PROGENICS shall promptly furnish BMS with copies of all reports it receives from The Regents which relate to the subject of this Agreement;

            (e) PROGENICS shall promptly furnish BMS with copies of all reports PROGENICS furnishes to The Regents which relate to the subject of this Agreement, including without limitation all correspondence of any kind with respect to the filing, prosecution or maintenance of the Regents' Patent Rights in any jurisdiction;

            (f) PROGENICS shall promptly deliver to The Regents' patent counsel all of BMS's comments and decisions with respect to the filing, prosecution or maintenance of the patents comprising the Regents' Patent Rights in any jurisdiction, including without limitation requests for filing for foreign protection and notices of elections pursuant to Section 7.4 of The Regents/PROGENICS License Agreement, as if such comments were comments of PROGENICS; and

            (g) PROGENICS shall furnish to BMS copies of all notices received by PROGENICS relating to alleged breaches or defaults by PROGENICS of its obligations under The Regents/PROGENICS License Agreement within three business days of

PROGENICS's receipt thereof and, provided that if PROGENICS cannot or chooses not to cure or otherwise resolve such alleged breaches or defaults, PROGENICS shall allow BMS, in BMS's sole discretion, to cure or otherwise resolve such alleged breaches or defaults in order to preserve BMS's rights under this Agreement.

4. UPFRONT FEE; MILESTONE AND ROYALTY PAYMENTS.

      4.1 Upfront Fee. As consideration to PROGENICS for the grant of the sublicense and other rights to BMS under this Agreement, BMS shall pay to PROGENICS the sum of $150,000. Such up-front fee shall be paid upon the execution of this Agreement by both Parties. Such sum shall be non-refundable.

      4.2 Milestone Payments Regarding GMK Vaccine. As consideration to PROGENICS for the sublicense and other rights granted to BMS by PROGENICS under this Agreement, and subject to prior termination of this Agreement in whole or in all countries in the Territory with respect the Regents' Product to which any milestone payment relates, BMS shall pay to PROGENICS the following milestone payments upon the occurrence of each event set forth below:

            (a) [XXX];

            (b) [XXX];

            (c) [XXX];

            (d) [XXX];

            (e) [XXX]; and

            (f) [XXX].

            Each of the payments required pursuant to this Section 4.2 shall be paid within 30 days after such milestone has been achieved, and shall be non-refundable.

      4.3 Milestone Payments Regarding MGV Vaccine. As consideration to PROGENICS for the sublicense and other rights granted to BMS by PROGENICS under this Agreement, and subject to prior termination of this Agreement in whole or in all countries in the Territory with respect the Regents' Product to which any milestone payment relates, BMS shall pay to PROGENICS the following milestone payments upon the occurrence of each event set forth below:

            (a) [XXX].

            (b) [XXX];

            (c) [XXX];

            (d) [XXX];

            (e) [XXX];

            (f) [XXX]; and

            (g) [XXX].

            With respect to the milestones set forth in Sections 4.3(b) through
(g) above, the Parties may mutually agree to cause any of such milestones to apply to another cancer type with comparable projected market potential as the cancer type set forth in such milestone.

            Each of the payments required pursuant to this Section 4.3 shall be paid within 30 days after such milestone has been achieved and shall be non-refundable.

      4.4 Royalty Payments. As consideration to PROGENICS for the sublicense and other rights granted to BMS under this Agreement, during the term of this Agreement, BMS shall pay to PROGENICS a royalty on Net Sales of any Regents' Product commencing on the First Commercial Sale of such Regents' Product by BMS, its Affiliates or its Sub-sublicensees as follows:

            (a) With respect to the GMK Vaccine and with respect to each country in the Territory:

                  (i) [XXX] of the Net Sales of such Regents' Product in such country for any calendar year until Net Sales throughout the Territory in such calendar year equal [XXX]; and

                  (ii) After Net Sales for such Regents' Product throughout the
            Territory in such calendar year exceed [XXX] of any further Net Sales of such Regents' Product in such country until the end of such calendar year.

            (b) With respect to the MGV Vaccine and any other Regents' Products, and with respect to each country in the Territory, [XXX] of the Net Sales of such Regents' Product in such country for any calendar year.

      4.5 Obligation to Pay Royalties. The obligation to pay royalties to PROGENICS under Section 4.4 is imposed only once with respect to the same unit of Regents' Product regardless of the number of Regents' Patents Rights pertaining thereto. BMS shall only be entitled to a credit against royalties or a reduction of the royalty rate once with respect to any Regents' Product in any country pursuant to any provision in this Agreement. There shall be no obligation to pay royalties to PROGENICS under Section 4.4 on sales of Regents' Products among BMS, its Affiliates and Sub-sublicensees, but in such instances the obligation to pay royalties shall arise upon the sale by BMS, its Affiliates or Sub-sublicensees to Third Parties. Payments due under
Section 4.4 shall be deemed to accrue when Regents' Products are shipped or billed, whichever event shall first occur. In the instance where BMS, its Affiliates or Sub-sublicensees use the Regents' Product or provide it as part of some other service or product, a royalty shall be due to PROGENICS at the time such Regents' Product is used or provided based on a Net Sales amount equal to the price at which BMS or its Affiliate or Sub-sublicensee sell such Regents' Product to Third Parties in the country in which the Regents' Product was used or provided.

5. DILIGENCE OBLIGATIONS OF BMS.

      5.1 Commercialization. Subject to the terms of this Agreement, BMS, its Affiliates or its Sub-sublicensees must diligently proceed with the development, manufacture and sale ("Commercialization") of Regents' Products and must earnestly and diligently endeavor to market them within a reasonable time after execution of this Agreement and in quantities sufficient to meet the market demands therefor.

      5.2 Governmental Approvals. Subject to the terms of this Agreement, BMS, its Affiliates or Sub-sublicensees must endeavor to obtain all necessary governmental approvals for the Commercialization of the Regents' Products.

      5.3 Diligence Obligations. Pursuant to this Agreement, BMS, its Affiliates or its Sub-sublicensees shall achieve the following objectives in accordance with the following schedule:

            (i)   [XXX]; and

            (ii)  [XXX].

      The parties acknowledge and agree that the milestones contained in this
Section 5.3 were established on the assumption that the milestones would apply to development of the GMK Vaccine. In the event that the development of the GMK Vaccine is terminated due to safety or efficacy reasons, the Parties agree that the milestones set forth in this Section 5.3 shall not apply and the Parties will negotiate in good faith to establish new milestones.

6. PAYMENTS AND REPORTS.

      6.1 Reports; Payments. Except as otherwise specifically provided in this Agreement, all payments due under this Agreement shall be paid quarterly within 50 days after the end of each calendar quarter. Each such payment for running royalties shall be accompanied by a statement, Regents' Product-by-Regents' Product and country-by-country, of the amount of Net Sales during such quarter and the amount of royalties due on such Net Sales.

      6.2 Mode of Payment; Taxes. All payments due under this Agreement shall be paid by wire transfer of funds to an account at PROGENICS's designated bank in New York, New York, and shall be paid in U.S. Dollars, calculated at BMS's customary internal corporate monthly exchange rates for the last month of the calendar quarter for which remittance is made for royalties. Such payments shall be free of any taxes, charges, or remittance fees, except for income tax levied upon or required to be withheld and paid by BMS, its Affiliates or its Sub-sublicensees for the account of PROGENICS. BMS shall provide PROGENICS appropriate receipts of payment of such withholding taxes or other proof thereof. For each month and each currency, BMS's customary internal corporate monthly exchange rate shall equal the arithmetic average of the daily exchange rates (obtained as described below) during the period from (i) the 20th day of the preceding month (or, if such 20th day is not a business day, the immediately preceding business day) through (ii) the 19th day of the current month (or, if such 19th day is not a business day, the immediately preceding business day); each daily exchange rate shall be obtained from the Reuters Daily Rate Report or The Wall Street Journal, Eastern U.S. edition, or, if not so available, as furnished by BMS's local Affiliates.

      6.3 Records Retention. BMS and its Affiliates and Sub-sublicensees shall keep accurate records of all operations affecting payments hereunder, and shall permit PROGENICS or its duly authorized agent to inspect all such records and to make copies of or extracts from such records during regular business hours throughout the term of this Agreement and for a reasonable period of not less than three years thereafter.

      6.4 Audit Request. At the request and expense of PROGENICS, BMS and its Affiliates and Sub-sublicensees shall permit PROGENICS or an independent, certified public accountant appointed by PROGENICS and reasonably acceptable to BMS, at reasonable times and upon reasonable notice, to examine those records as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; or (ii) obtain all information as to Net Sales and the royalties payable for any calendar quarter. If an accountant is used, said accountant shall not disclose to PROGENICS any information other than information relating to said reports, royalties, and payments. Results of any such examination shall be made available to both Parties.

      6.5 Cost of Audit. PROGENICS shall bear the full cost of the performance of any such audit except as hereinafter set forth. If, as a result of any inspection of the books and records of BMS, its Affiliates or its Sub-sublicensees, it is shown that BMS's payments under this Agreement were less than the amount which should have been paid, then BMS shall make all payments required to be made to eliminate any discrepancy revealed by said inspection within 30 days after PROGENICS's demand therefor, plus interest at the prime rate from the date payment should have been made. Furthermore, if the payments were less than the amount which should have been paid by an amount in excess of five percent of the payments actually made during the period in question, BMS shall also reimburse PROGENICS for the costs of such audit in addition to the payment required to be made to eliminate any discrepancy.

      6.6 No Non-Monetary Consideration for Sales. Without the prior written consent of PROGENICS, BMS and its Affiliates and Sub-sublicensees shall not accept or solicit any non-monetary consideration in the sale of Regents' Products other than as would be reflected in Net Sales. The use by BMS and its Affiliates and Sub-sublicensees of commercially reasonable amounts of Regents' Products for clinical trials and promotional sampling shall not violate this provision.

      6.7 Small Entity Status. BMS must notify PROGENICS if BMS or any of its Affiliates or Sub-sublicensees ceases to be a small entity (as defined by the United States Patent and Trademark Office) under the provisions of 35 U.S.C. ss.41(h). Pursuant to the preceding sentence, BMS hereby notifies PROGENICS that BMS is not a small entity thereunder.

7. PATENT FILING, PROSECUTION AND MAINTENANCE.

      7.1 Patent Prosecution. BMS acknowledges and agrees that the Regents' Patent Rights will continue to be prosecuted (in the case of patent applications) and maintained (in the case of patents) by The Regents or PROGENICS. PROGENICS agrees that the Regents' Patent Rights shall be prosecuted and/or maintained in accordance with The Regents/PROGENICS License Agreement with diligence the same as or greater than is used for PROGENICS's own patents and patent applications. To the extent that PROGENICS has the right to do so, PROGENICS shall not permit any Regents' Patent Right to be abandoned. PROGENICS shall provide to BMS copies of each patent request for terminal disclaimer, and request for reissue or reexamination of any patent under Regents' Patent Rights, that PROGENICS receives from The Regents pursuant to The Regents/PROGENICS License Agreement. PROGENICS shall submit any comments or suggestions made by BMS with respect thereto to The Regents for consideration, to the extent permitted under The Regents/PROGENICS License Agreement.

      7.2 Patent Costs. BMS shall, from time to time, upon invoice from PROGENICS, promptly reimburse PROGENICS for all out-of-pocket costs and expenses incurred in connection with the prosecution and maintenance of The Regents' Patent Rights including amounts payable by PROGENICS to The Regents therefor as required by The Regents/PROGENICS License Agreement.

8. PATENT ENFORCEMENT AND INFRINGEMENT.

      8.1 Patent Enforcement.

            (a) Each Party shall inform the other Party promptly in writing of any alleged infringement of any Regents' Patent Rights by any Third Party of which it shall have knowledge, and provide any available evidence of infringement.

            (b) BMS acknowledges and agrees that The Regents shall have the right to defend the Regents' Patent Rights against infringement or interference by other parties. BMS further acknowledges and agrees that PROGENICS shall have the right to join, and shall cooperate with The Regents in, any infringement action brought by The Regents (however, as between PROGENICS and BMS, BMS shall have the right, but not the obligation, to join any such action, at its own expense, with respect to any infringement of the Regents' Patent Rights in the Regents' Field).

            (c) BMS acknowledges and agrees that, under The Regents/PROGENICS License Agreement, if The Regents elects not to commence suit for infringement of the Regents' Patent Rights within 100 days after PROGENICS's request therefor and if the infringement occurred during the period and in a jurisdiction where the Third Party had allegedly infringed PROGENICS's exclusive rights under The Regents/PROGENICS License Agreement, then PROGENICS may thereafter bring suit in its own name (however, as between PROGENICS and BMS, BMS shall have the right, but not the obligation, to prosecute at its own expense any infringement of the Regents' Patent Rights in the Regents' Field). BMS further acknowledges and agrees that The Regents shall have the right to join, and shall cooperate with PROGENICS in, any infringement action brought by PROGENICS, at The Regents' sole expense.

            (d) BMS acknowledges and agrees that [XXX] shall be entitled to any recovery in a legal action brought by [XXX] to enforce any Regents Patent Rights, pursuant to The Regents/PROGENICS License Agreement.

            (e) BMS acknowledges and agrees that any recovery in a legal action brought jointly by The Regents and PROGENICS and fully participated in by both shall [XXX]. (As between BMS and PROGENICS, from the portion allocated to PROGENICS, each of

BMS and PROGENICS shall be entitled to reimbursement, pro rata, of expenses incurred by such Party in connection with such action, and the balance remaining from such allocation shall be divided as follows: [XXX] to BMS and the remaining [XXX] to PROGENICS.)

            (f) BMS acknowledges and agrees that, in the event that PROGENICS shall undertake the enforcement of any Regents' Patent Rights by litigation, any recovery of damages by PROGENICS will be applied first toward PROGENICS's unreimbursed expenses and fees relating to such suit. PROGENICS shall pay The Regents a royalty of [XXX] of the remaining balance and shall be entitled to retain the remainder. (As between BMS and PROGENICS, from such remainder, BMS shall be entitled to reimbursement of expenses incurred by BMS in connection with such action, and the balance remaining from such allocation shall be divided as follows: [XXX] to BMS and the remaining [XXX] to PROGENICS.)

9. TERM; TERMINATION.

      9.1 Term. This Agreement shall commence as of the Effective Date of this Agreement and, unless sooner terminated as provided hereunder, shall terminate upon the expiration of the last to expire of the patents comprising the Regents' Patent Rights, unless The Regents/PROGENICS License Agreement is sooner terminated, pursuant to the terms thereof.

      9.2 Breach by Either Party. Failure by either Party to comply with any of the material obligations of such Party contained in this Agreement shall entitle the other Party to give notice to the defaulting Party specifying the nature of the default and requiring it to cure such default. If such default is not cured within 60 days after the receipt of such notice (or, if such default cannot be cured within such 60-day period, if the defaulting Party does not commence and diligently continue actions to cure such default), the other Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, in addition to any other remedies available to it by law or in equity, to terminate this Agreement by giving written notice to take effect immediately. The right to terminate this Agreement, as hereinabove provided, shall not be affected in any way by the other Party's waiver or failure to take action with respect to any previous default.

      9.3 Effect of Termination.

            (a) Upon termination of this Agreement pursuant to Section 9.1, BMS shall have the right to make, have made, use, sell, have sold and offer to sell Regents' Products and to practice Regents' Methods in the Regents' Field.

            (b) Upon termination of this Agreement in its entirety for any reason other than expiration of this Agreement pursuant to Section 9.1, BMS shall promptly: (1) return to PROGENICS, at BMS's expense, all relevant data and other information concerning the Regents' Patent Rights in the possession or control of BMS, its Affiliates and Sub-sublicensees; (2) transfer, at BMS's expense, to PROGENICS or such other Person, as PROGENICS shall designate, any and all rights that it may have under any government registrations or authorizations in any country in the Territory with respect to the Regents' Products; (3) cancel, at BMS's expense, any government registrations or authorizations with respect to the Regents' Products as may not be transferable;
(4) provide to PROGENICS, at BMS's expense, all data and other information in BMS's, or its Affiliates' or Sub-sublicensees', possession or control relating to such governmental registrations or authorities in any country in the Territory with respect to all Regents' Products; and (5) discontinue all manufacture, use, sale and distribution of all Regents' Products and the use of the Regents' Patent Rights in connection therewith. All rights granted to BMS under this Agreement shall revert to PROGENICS.

      9.4 Right to Sell Stock on Hand. If BMS is not in material breach of this Agreement at the time of termination of this Agreement, then BMS shall have the right for one year thereafter to dispose of all Regents' Products then in its inventory, and shall pay royalties thereon, in accordance with the provisions of this Agreement, as though this Agreement had not terminated.

      9.5 Termination of Sublicenses. Upon any termination of this Agreement, all sublicenses granted by BMS under this Agreement shall terminate simultaneously, subject, nevertheless, to Section 9.4.

      9.6 Accrued Rights; Surviving Obligations.

            (a) Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

            (b) All of the Parties' rights and obligations under Sections 1, 6,
8.1 (solely with respect to actions in existence at the time of termination), 9.3, 9.4, 11.5, 11.6, 11.11(a), 11.13 and 11.14 shall survive termination.

10. NON-ASSIGNABILITY.

      10.1 Non-Assignability. This Agreement is personal to BMS and is not assignable by BMS. PROGENICS may not assign its rights hereunder (other than to any assignee of all or substantially all of its business, which assignee has previously agreed to be bound by all of the terms and conditions of this Agreement). Any purported assignment not in accordance with this Section 10.1 shall be ineffective.

11. MISCELLANEOUS.

      11.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

      11.2 Force Majeure. Neither Party shall be liable to the other for loss or damages or shall have any right to terminate this Agreement for any default or delay attributable to any act of God, flood, fire, explosion, strike, lockout, labor dispute, shortage of raw materials, casualty or accident, war, revolution, civil commotion, act of public enemies, blockage or embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any such government, or any other cause beyond the reasonable control of such Party, if the Party affected shall give prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder as it is thereby disabled from performing for so long as it is so disabled and for 30 days thereafter. Notwithstanding the foregoing, nothing in this Section 11.2 shall excuse or suspend the obligation to make any payment due hereunder in the manner and at the time provided.

      11.3 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

      11.4 Notice. Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered by messenger, facsimile transmission (receipt verified), express courier service (signature required), or telegram, prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

               (a)   In the case of PROGENICS, to:

                           Progenics Pharmaceuticals, Inc.
                           777 Old Saw Mill River Road
                           Tarrytown, New York 10591
                           Attention: Dr. Paul Maddon
                           Facsimile No.: (914) 789-2817

               (b)   In the case of BMS, to:

                           Bristol-Myers Squibb Company
                           P.O. Box 4000
                           Route 206 & Province Line Road
                           Princeton, New Jersey 08543-4000
                           Attention: Vice President and Senior
                           Counsel, Pharmaceutical Research
                           Institute, and Worldwide Franchise
                           Management and Strategic Business
                           Development
                           Facsimile No.: (609) 252-4232

               (c)   In the case of The Regents, to:

                           The Regents of the University of California
                           Business Research Partnerships
                           Box 951525, 1106 Ueberroth Building
                           University of California, Los Angeles
                           Los Angeles, California  90095-1525
                           Attention: Fredrica S. Reiter
                           Facsimile No.: (310) 206-3619

or to such other address for such Party as it shall have specified by like notice to the other Party, provided that notices of a change of address shall be effective only upon receipt thereof. If sent by messenger, facsimile transmission, express courier service, or telegram, the date of mailing or transmission shall be deemed to be the date on which such notice or request has been given.

      11.5 Use of Name. Neither Party is permitted to use any name, trade name, trademark or other designation of the other Party (and, in the case of BMS, of The Regents) or its employees (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity or other promotional activity. Unless required by law, BMS is expressly prohibited from using the name "The Regents of the University of California" or the name of any campus of the University of California.

      11.6 Marking. BMS, its Affiliates and its Sub-sublicensees shall mark all Regents' Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

      11.7 Costs and Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear all costs and expenses associated with the performance of such Party's obligations under this Agreement.

      11.8 Manufacture in United States. Because this Agreement grants an exclusive right to a particular use of the Invention, BMS, its Affiliates and its Sub-sublicensees must manufacture in the United States any products embodying the Invention or produced through the Invention's use to the extent required by 35 U.S.C. ss.ss.201-212.

      11.9 Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

      11.10 Compliance with Law.

            (a) BMS, its Affiliates and its Sub-sublicensees must observe all applicable United States and foreign laws with respect to the transfer of Regents' Products and related technical data to foreign countries, including the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations.

            (b) If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, BMS will assume all legal obligations to do so. BMS will notify PROGENICS if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. BMS will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

      11.11 Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

      11.12 Amendment. No amendment, modification or supplement of any provisions of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

      11.13 Governing Law. THIS AGREEMENT IS TO BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of the patent or patent application.

      11.14 Arbitration. Any dispute arising out of or relating to any provisions of this Agreement (including, without limitation, Section 5) shall be finally settled by arbitration to be held in Los Angeles, California, under the auspices and then current licensing agreement arbitration rules of the American Arbitration Association. Such arbitration shall be conducted by three arbitrators appointed according to said rules. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

      11.15 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement.

      11.16 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

      IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered by its duly authorized officer as of the day and year first above written.


                                      PROGENICS PHARMACEUTICALS, INC.


                                      By: /s/ Paul J. Maddon
                                         -----------------------------------
                                      Name:  Paul J. Maddon, M.D., Ph.D.
                                      Title: Chairman and Chief
                                               Executive Officer

                                      BRISTOL-MYERS SQUIBB COMPANY


                                      By: /s/ Charles Linzner
                                         -----------------------------------
                                      Name:  Charles Linzner
                                      Title: Vice President